UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2005

C&F FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Virginia	000-23423	54-1680165
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Eighth and Main Streets, P.O. Box 391,West Point, Virginia	23181
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 843-2360 not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filling obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240-13e-4c)

Item 1.01 Entry Into a Material Definitive Agreement

On December 20, 2005, the Compensation Committee of the Board of Directors of C&F Financial Corporation (the “Company”) approved accelerating the vesting of all unvested stock options outstanding (which as of December 20, 2005 totaled 193,550) under the Company’s employee incentive stock compensation plans and its non-employee director stock compensation plans effective as of December 20, 2005. The options are held by executive officers, officers, employees and non-employee directors and have a range of exercise prices between $19.05 and $46.20 per share and a weighted average exercise price of $30.56 per share. The closing price per share of the Company’s common stock on December 20, 2005 was $37.99. Except as described in the next paragraph, all other terms of the affected options remained unchanged.

Of the total number of options whose vesting was accelerated by this action, named executive officers of the Company hold options to purchase an aggregate of 37,500 shares of common stock and non-employee directors of the Company hold options to purchase an aggregate of 9,000 shares of common stock. In order to offset unintended personal benefit to the named executive officers and directors of the Company as a result of the vesting acceleration, the Committee action included a restriction that shares of the Company’s common stock obtained upon exercise of an accelerated option by a named executive officer or director may not be sold or otherwise transferred prior to the expiration of the option’s original vesting period.

The Committee determined to accelerate the vesting of these options in order to eliminate the Company’s recognition of compensation expense associated with the affected options under Statement of Financial Accounting Standards No. 123R, Share-Based Payment, which will apply to the Company beginning in the first quarter of 2006. The Company anticipates that the aggregate pre-tax compensation expense associated with the accelerated options that will be avoided by this action is approximately $802,000, of which approximately $359,000 would have been recognized in 2006. The Company believes that it will not be required to recognize any compensation expense in future periods associated with the affected options. However, there can be no assurance that the acceleration of vesting of these options may not result in some future compensation expense.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&F FINANCIAL CORPORATION
REGISTRANT

Date: December 27, 2005	By:	/s/ Thomas F. Cherry
Thomas F. Cherry
Chief Financial Officer

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